AMENDMENT TO CUSTODIAN CONTRACT

         This Amendment to the Custodian Contract is made as of June 1, 1999, by and between Alliance Quasar Fund, Inc. (formerly Quasar Associates, Inc.) (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

         WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of November 13, 1986 (as amended and in effect from time to time, the "Contract"); and

         WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract to accommodate the Custodian's delegation of sub-custody responsibilities to its affiliate, State Street Trust Company Canada;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I. Article 12, paragraph 2, Responsibility of Custodian, is hereby amended to read as follows:

                  The Custodian shall be liable for the acts or omissions of a foreign banking institution appointed pursuant to the provisions of
         Article 3 to the same extent as set forth in Article 1 hereof with respect to sub-custodians located in the United States and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository, or a branch of a U.S. bank as contemplated by paragraph 3.11 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from, or caused by, the direction of or authorization by the Fund to maintain custody or any securities or cash of the Fund in a foreign country including, but not limited to, losses resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism. Notwithstanding the foregoing provisions of this Article 12, the delegation by State Street Bank and Trust Company to its affiliate, State Street Trust Company Canada, of sub-custody duties in Canada shall not relieve State Street Bank and Trust Company of any responsibility for any loss due to the delegation to State Street Trust Company Canada, except (a) such loss as may result from political risk (e.g., exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) and
         (b) other losses (excluding losses resulting from a bankruptcy or insolvency of State Street Trust Company Canada not caused by political risk) under circumstances where State Street Bank and Trust Company and State Street Trust Company Canada have exercised reasonable care (including, without limitation, Acts of God, nuclear incident and the like).

II. In all respects not inconsistent herewith, the Contract is hereby ratified and affirmed.

                  [Remainder of page intentionally left blank]

                               CUSTODIAN CONTRACT

                                     Between

                             QUASAR ASSOCIATES, INC.

                                       and

                       STATE STREET BANK AND TRUST COMPANY

































SGG 07/86

                               CUSTODIAN CONTRACT

          This Contract between Quasar Associates, Inc., a corporation organized and existing under the laws of Maryland, having its principal place of business at 140 Broadway, New York, New York 10005, hereinafter called the "Fund", and State Street Bank and Trust Company, a Massachusetts corporation, having its principal place of business at 225 Franklin Street, Boston, Massachusetts, 02110, hereinafter called the "Custodian",

          WITNESSETH: That in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.        Employment of Custodian and Property to be Held by It

          The Fund hereby employs the Custodian as the custodian of its assets, including securities it desires to be held in places within the United States ("domestic securities") and securities it desires to be held outside the United States ("foreign securities") pursuant to the provisions of the Articles of Incorporation. The Fund agrees to deliver to the Custodian all securities and cash owned by it, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Fund from time to time, and the cash consideration received by it for such new or treasury shares of capital stock, ("Shares") of the Fund as may be issued or sold from time to time. The Custodian shall not be `responsible for any property of the Fund held or received by the Fund and not delivered to the Custodian.

requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

10.       Opinion of Fund's Independent Accountant

          The Custodian shall take all reasonable action, as the Fund may from time to time request, to obtain from year to year favorable opinions from the Fund's independent accountants with respect to its activities hereunder in connection with, the preparation of the Fund's Form N-lA, and Form N-SAR or other annual reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.

11.       Compensation of Custodian

          The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed upon from time to time between the Fund and the Custodian.

12.       Responsibility of Custodian

          So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, but shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Notwithstanding the foregoing, the responsibility of the Custodian with respect to redemptions effected by check shall be in accordance with a separate Agreement entered into between the Custodian and the Fund.

          The Custodian shall be liable for the acts or omissions of a foreign banking institution appointed pursuant to the provisions of Article 3 to the same extent as set forth in Article 1 hereof with respect to sub-custodians located in the United States and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by paragraph 3.11 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from, or caused by, the direction of or authorization by the Fund to maintain custody or any securities or cash of the Fund in a foreign country including, but not limited to, losses resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism.

          If the Fund requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund being liable for the payment of money or incurring liability of some other form, the Fund, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

          If the Fund requires the Custodian to advance cash or securities for any purpose or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund assets to the extent necessary to obtain reimbursement.

13.       Effective Period, Termination and Amendment

          This Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; provided, however that the Custodian shall not act under Section 2.10 hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Directors of the Fund have approved the initial use of a particular Securities System and the receipt of an annual

                                   Schedule A
                                   ----------
                                 17f-5 Approval

          The Board of Directors of Alliance Quasar Fund, Inc. #6406 has approved certain foreign banking institutions and foreign securities depositories within State Street's Global Custody Network for use as subcustodian for the Fund's securities, cash and cash equivalents held outside of the United States. Board approval is as indicated by the Fund's Authorized
Officer:

Country          Subcustodian                          Central Depositary
-------          ------------                          ------------------

Canada           State Street Trust Company Canada     The Canada Depository for
                                                       Securities Limited (CDS)

Certified by:

/s/ Domenick Pugliese
----------------------
Fund's Authorized Officer
Domenick Pugliese

As of March 15, 1999
--------------------
Date

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.


WITNESSED BY:                               STATE STREET BANK AND TRUST COMPANY



/s/ Jean S. Carr                            By:    /s/ Ronald E. Logue
------------------------                           -------------------------
Name:  Jean S. Carr                                Name:  Ronald E. Logue
Title: Associate Counsel                           Title: Vice Chairman



WITNESSED BY:                               ALLIANCE QUASAR FUND, INC.


/s/ Mary Ann Milley                         By:    /s/ Edmund P. Bergan, Jr.
------------------------                           --------------------------
Name:  Mary Ann Milley                             Name:  Edmund P. Bergan, Jr.
Title: Legal Administrative Officer                Title: Secretary